Exhibit 99.1

                  America Service Group Confirms Negotiations
                     with Alabama Department of Corrections

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--Oct. 20, 2003--America Service Group Inc. (NASDAQ:ASGR) announced today that the Company's subsidiary, Prison Health Services, Inc. (PHS), is in final negotiations with the Alabama Department of Corrections (ADOC) to provide comprehensive medical coverage for its inmates across Alabama. The contract does not include mental health services.
    The contract would generate revenues over the initial three-year contract period of approximately $142.7 million. It is anticipated that the contract could start its initial three-year term as early as November 3, 2003, and will contain two additional one-year renewal options.
    The Company's preferred practice is to announce contracts only after they have been finalized. However, given the ADOC's recent announcement that PHS would be providing services to inmates in Alabama, the Company wanted to ensure wider dissemination of the information to the investment community.
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.
    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano or Michael W. Taylor, 615-373-3100 www.asgr.com